Exhibit 10.16

AMENDMENT TO PARTNER AGREEMENT

This Amendment to Partner Agreement (this “Amendment”) is entered into as of October 1, 2015, by and between PJT Partners Holdings LP (the “PJT Holdings”) and Ji-Yeun Lee (the “Partner”).

WHEREAS, PJT Holdings (or its predecessor) and the Partner are parties to that certain Partner Agreement, dated as of October 9, 2014 (the “Partner Agreement”); and

WHEREAS, PJT Holdings and the Partner desire to amend the terms of the Partner Agreement, in accordance with this Amendment, effective upon and subject to the consummation of the separation of PJT Partners Inc. from The Blackstone Group L.P. (the “Closing”).

NOW, THEREFORE, in consideration of the continued service of the the Partner to PJT Holdings, the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The provisions of Section 5(b) of the Partner Agreement is hereby deleted in its entirety and replaced with the following:

Cause.  Notwithstanding the foregoing, you acknowledge and agree that PJT Holdings may terminate your services hereunder for Cause and such termination shall be effective immediately.  For purposes of this Partner Agreement, “Cause” means the occurrence or existence of any of the following: (i) (x) any material breach by you of this Partner Agreement or the Non-Competition Agreement, (y) any material breach by you of any material rules or regulations of PJT Holdings applicable to you that have been provided to you in writing and has a material adverse effect on the business of PJT Holdings, or (z) your deliberate and repeated failure to perform substantially your material duties to PJT Holdings; provided that, in the case of any of the foregoing clauses (x), (y) or (z), PJT Holdings has given such Partner written notice (a “Notice of Breach”) within fifteen days after PJT Holdings becomes aware of such action and, to the extent such action is curable, such Partner fails to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by such Partner of such Notice of Breach from PJT Holdings (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that such Partner is diligently pursuing such cure) (ii) any act of fraud, misappropriation, embezzlement or similar conduct by you against PJT Holdings; or (iii) your being convicted (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that you individually have violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A)

your ability to function as a Partner, taking into account the services required of you and the nature of PJT Holdings’ business, or (B) the business of PJT Holdings.

2. A new Section 9 of the Partner Agreement is hereby added to state the following (with the existing Section 9 and subsequent Sections renumbered in sequence accordingly):

Indemnification.  To the fullest extent permitted by law, PJT Holdings shall indemnify you (and your heirs, executors or administrators) if you are made or are threatened to be made a party to or are otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of PJT Holdings or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that you are or were a director, officer, partner, trustee, employee or agent of PJT Partners Inc. or its subsidiaries or affiliates or are or were serving at the request of PJT Partners Inc. or its subsidiaries or affiliates as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by you or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of PJT Holdings and, with respect to any alleged conduct resulting in a criminal proceeding against you, you had no reasonable cause to believe that your conduct was unlawful. Notwithstanding the preceding sentence, PJT Holdings shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by PJT Partners Inc.  To the fullest extent permitted by law, PJT Holdings shall promptly pay expenses (including attorneys’ fees) incurred by any person described this paragraph in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon (i) presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this paragraph or otherwise and (ii) to the extent determined by PJT Partners Inc. in its sole discretion to be necessary or advisable, receipt by PJT Holdings of security or other assurances satisfactory to PJT Partners Inc. in its sole discretion that such person will be able to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified under this paragraph or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in this paragraph, PJT Holdings shall be required to advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by PJT Partners Inc.

3. General

(a) In the event that the Closing does not occur, this Amendment shall be null and void.

(b) Except as specifically provided in this Amendment, the Partner Agreement shall remain in full force and effect and is hereby ratified and confirmed.  To the extent a conflict arises between the terms of the Partner Agreement and this Amendment, the terms of this Amendment shall prevail.

(c) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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WHEREOF, the parties hereto have duly executed this Amendment to Partner Agreement as of the date first above written.

PJT PARTNERS HOLDINGS L.P.

By:	PJT PARTNERS INC., its general partner

	By:	/s/ James W. Cuminale
		Name:	James W. Cuminale
		Title:	General Counsel

By:	/s/ Ji-Yeun Lee
Ji-Yeun Lee